Exhibit 16.1

                      [LETTERHEAD OF MARTINELLIMICK PLLC]


April 10, 2013

Securities and Exchange Commission
Office of the Chief Accountant
100 F Street NE
Washington DC  20549

Ladies and Gentlemen:

We have read Item 4.01 of the Form 8-K dated April 3, 2013 of Red Giant Entertainment, Inc. and have the following comments.

We are in agreement with paragraphs 1(a); 1(b); 1(d); 1(e); and 1(f).

We are in agreement with paragraph 1(c), first paragraph. We have no basis to agree or disagree with the statement in the second paragraph.

We have no basis to agree or disagree with the statement in paragraph 2(a).


/s/ MartinelliMick PLLC
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MartinelliMick PLLC